As Filed with the Securities and Exchange Commission on April 29, 2005.
Registration Statement No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
THE POTOMAC EDISON COMPANY
(Exact name of registrant as specified in its charter)

Maryland & Virginia	4911	13-5323955
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

800 Cabin Hill Drive
Greensburg, Pennsylvania 15601
(724) 837-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hyun Park
Vice President and Secretary
The Potomac Edison Company
800 Cabin Hill Drive
Greensburg, Pennsylvania 15601
(724) 837-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Phyllis G. Korff, Esq.
Stacy J. Kanter, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
(212) 735-3000
(212) 735-2000 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
5.35% First Mortgage Bonds due 2014	$175,000,000	100%	$175,000,000	$20,597.50

(1)     Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 29, 2005

PROSPECTUS

THE POTOMAC EDISON COMPANY

        Offer to exchange $175.0 million aggregate principal amount of 5.35% First Mortgage Bonds due 2014 (which we refer to as the "Restricted Bonds") for $175.0 million aggregate principal amount of 5.35% First Mortgage Bonds due 2014 (which we refer to as the "Exchange Bonds"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act").

        The exchange offer will expire at 5:00 p.m., New York City time, on _________, 2005, unless we extend the exchange offer in our sole and absolute discretion.

        Terms of the exchange offer:

•	We will exchange Exchange Bonds for all outstanding Restricted Bonds that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.
•	You may withdraw tenders of Restricted Bonds at any time prior to the expiration or termination of the exchange offer.
•
The terms of the Exchange Bonds are substantially identical to those of the outstanding Restricted Bonds, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the Restricted Bonds do not apply to the Exchange Bonds, and the Exchange Bonds and the Restricted Bonds will have different CUSIP numbers.
•
The exchange of Restricted Bonds for Exchange Bonds will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption "Material United States Federal Income Tax Considerations" for more information.
•	We will not receive any proceeds from the exchange offer.
•
We issued the Restricted Bonds in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy our obligations under a registration rights agreement between us and the initial purchasers of the Restricted Bonds.

        There is no established trading market for the Exchange Bonds, although the Restricted Bonds currently trade on the Portal Market.

        See "Risk Factors" beginning on page 12 for a discussion of risks you should consider prior to tendering your outstanding Restricted Bonds for exchange.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2005.

TABLE OF CONTENTS

Page
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED HISTORICAL FINANCIAL DATA
THE EXCHANGE OFFER
DESCRIPTION OF THE EXCHANGE BONDS
PLAN OF DISTRIBUTION
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INCORPORATION BY REFERENCE	ii 1 12 18 18 20 22 28 38 39 40 40 40 40

        This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available, without charge, to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

The Potomac Edison Company
800 Cabin Hill Drive
Greensburg, Pennsylvania 15601
Attention: Investor Relations

        Oral requests should be made by telephoning (724) 838-6196.

        In order to obtain timely delivery, you must request the information no later than _________, 2005, which is five business days before the expiration date of the exchange offer.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents that are incorporated by reference in this prospectus include forward-looking statements. Words such as "anticipate," "expect," "project," "intend," "plan," "believe," and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to:

•	regulation;
•	financing plans;
•	demand for energy;
•	provider-of-last-resort ("POLR") and power supply contracts;
•	results of litigation;
•	results of operations;
•	internal controls and procedures;
•	capital expenditures;
•	status and condition of substations and equipment;
•	regulatory matters; and
•	accounting issues.

        Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not differ materially from expectations. We undertake no obligation to revise the forward-looking statements included or incorporated by reference in this prospectus to reflect any future events or circumstances.

        Factors that could cause actual results to differ materially include, among others, the following with respect to us or our parent company, Allegheny Energy, Inc. ("Allegheny"):

•	the results of regulatory proceedings, including proceedings related to rates;
•	changes in laws and regulations applicable to us, our markets or our activities;
•	the loss of any significant customers and suppliers;
•	changes in the price of power and fuel for electric generation;
•	complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis;
•	changes in the weather and other natural phenomena;
•	general economic and business conditions;
•	changes in access to capital markets;
•	the continuing effects of global instability, terrorism and war;
•	changes in industry capacity, development and other activities by our competitors;

ii

•	environmental regulations;
•	the effect of accounting guidance issued periodically by accounting standard-setting bodies;
•	dependence on other electric transmission systems and their constraints or availability; and
•	changes in PJM Interconnection, L.L.C. ("PJM"), including changes to participant rules and tariffs.

iii

SUMMARY

        The following summary contains basic information about us and this exchange offer. It does not contain all of the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus, the documents incorporated by reference in this prospectus and the documents to which we have referred you. As used in this prospectus, the terms "Potomac Edison," "our," "us" and "we" refer to The Potomac Edison Company and its subsidiaries as a combined entity, except where it is made clear that such terms mean only The Potomac Edison Company.

The Potomac Edison Company

        The Potomac Edison Company is an electric transmission and distribution ("T&D") company operating in Maryland, Virginia and West Virginia under the Allegheny Power name. We serve approximately 442,000 electric customers in a service area of approximately 7,300 square miles with a population of approximately 987,000. We are a wholly-owned subsidiary of Allegheny, which is a registered holding company under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). West Penn Power Company and Monongahela Power Company (subsidiaries of Allegheny) also operate electric T&D systems under the Allegheny Power name. We do not produce our own power, but rather purchase power from others, including Allegheny Energy Supply Company, LLC ("AE Supply"), a subsidiary of Allegheny. The rates we charge our retail customers are subject to state regulation and approval.

        We primarily service rural and suburban areas with economies focused on financial and governmental related services. As of December 31, 2004, our T&D system included approximately 4,415 miles of underground distribution lines, 17,644 miles of above-ground lines, 178 miles of 500-kilovolt transmission lines and 291 T&D substations.

        Our operating revenues for 2003 and 2004 were $905.2 million and $924.4 million, respectively. Our net income for 2003 and 2004 was $40.5 million and $38.0 million, respectively.

        Our 2004 regulated electric revenues represented approximately 91.0% of our total operating revenues. Our 2004 regulated electric revenues were derived from: Maryland, 60.5%; West Virginia, 21.0%; and Virginia, 18.5%. Our 2004 regulated electric revenues were derived from: residential customers, 47.3%, commercial customers, 23.0%, industrial customers, 29.1%, and street lighting, 0.6%. One industrial customer, Eastalco Aluminum Company, accounted for 10.5% and 12.9% of our 2003 and 2004 operating revenue, respectively. The balance of our 2004 revenues represent transmission services and bulk power and other affiliated and non-affiliated energy services.

PJM

        In December 1999, the Federal Energy Regulatory Commission ("FERC") issued Order No. 2000, which encouraged public utility companies that own or operate transmission assets to voluntarily transfer control of their transmission assets to regional transmission organizations ("RTOs"). Order No. 2000 was designed to promote competition in the wholesale electric energy markets by separating control of transmission systems from control of generating and marketing operations. In April 2002, we transferred functional control of our transmission assets to PJM. PJM is an RTO that monitors and coordinates the movement of wholesale electricity in 12 states and the District of Columbia, including Maryland, Ohio, Pennsylvania, Virginia and West Virginia. Our integration into PJM broadened the scope and regional configuration of PJM via an arrangement known as PJM West. The agreement establishing PJM West required us to adopt PJM’s transmission pricing methodology, including PJM’s congestion management system. In addition, PJM expanded its day-ahead and real-time energy markets to include PJM West. PJM member energy suppliers are now able to reach consumers anywhere within the expanded PJM/PJM West market at a single transmission rate under the PJM open access tariff. As part of its approval of the transfer of control, FERC permitted a transmission rate surcharge designed to allow us to recover $28.2 million in revenues that would otherwise not be collectible once we joined PJM. In 2004, 2003 and 2002, we recovered approximately $11.6 million, $9.1 million and $7.5 million of these surcharges, respectively. FERC also allowed us to collect a surcharge to recover the costs associated with our integration into PJM, which expired at the end of 2004. Accordingly, we have fully recovered all of these surcharges as of December 31, 2004.

        We also may be impacted by recent FERC actions with respect to the transmission rate design within PJM. Beginning in November 2003, FERC issued a series of orders related to transmission rate design for the PJM and Midwest Independent Transmission System Operator regions. Specifically, FERC ordered the elimination of multiple and additive (i.e., "pancaked") rates and called for the implementation of a long-term rate design for the region. In November 2004, FERC rejected long-term regional rate proposals from us and others and ordered the continuation of the existing rate design and the implementation of a transition charge (including a special transition charge for three transmission owners) for this region through March 31, 2006. In February 2005, FERC accepted these transition charges, effective December 1, 2004, subject to an evidentiary hearing regarding the data and methodology used to determine the charges and proposed adjustments. The order expected to be issued by FERC may require us to refund some portion of the amounts received from these transition charges, entitle us to receive additional revenue from these transition charges or require us to pay additional amounts due to increases in the transition charges previously billed to us by others. We currently estimate that these transition charges will result in net payments by us of approximately $0.4 million for the four-month period ended March 31, 2005 and approximately $2.0 million for the twelve-month period ended March 31, 2006.

        Any changes in PJM policies and/or market rules, including changes that are currently under consideration by FERC, could adversely affect our financial results. These matters include proposed revisions to PJM’s tariff concerning the auction of financial transmission rights and the allocation mechanism for the auction revenues; changes in transmission congestion patterns due to the proposed implementation of PJM’s regional transmission expansion planning protocol or other required transmission system upgrades; the effects throughout the system of new members joining PJM and new generation retirement rules and reliability pricing issues.

        By September 30, 2005, we are required to file a triennial analysis of market power with FERC, as are other Allegheny entities that hold market-based rate authority granted by FERC. This filing is required as a condition to continuing to sell electric energy at wholesale and market rates.

Rates

        The rates we charge our retail customers are regulated by the Public Service Commission of Maryland ("Maryland PSC"), the Virginia State Corporation Commission ("Virginia SCC") and the Public Service Commission of West Virginia ("West Virginia PSC"). Maryland and Virginia allow retail customers to purchase electricity from alternative suppliers and, in those states, our rates are divided into two categories: generation and T&D. If a customer does not choose an alternate electricity generation supplier, or if its chosen supplier does not perform, we are obligated to provide generation services as provider-of-last-resort. We provide distribution services (or delivery services) to all customers in our service area regardless of their electricity generation supplier. The generation and T&D rates we charge in Maryland and Virginia are capped during the applicable deregulation transition periods. The transition periods vary across service area and customer class (residential, commercial and industrial). West Virginia has not implemented customer choice, and in that state, we charge a traditional bundled sales rate, consisting of generation, transmission and distribution rates, to all customers.

        In Maryland, our commercial and industrial customer POLR (generation) rates were capped through 2004 and residential POLR rates are capped through 2008. In 2003, the Maryland PSC approved a statewide settlement relating to the future of POLR or standard offer service ("SOS"). The settlement extends our obligation to provide SOS service after the expiration of current generation rate cap periods. SOS will be provided through 2008 for smaller commercial and industrial customers, through 2006 for larger commercial and industrial customers, through 2005 for our largest commercial and industrial customers and through 2012 for residential customers. SOS will be priced at market-based rates through a wholesale competitive bid process, with a pre-determined addition for a return to stockholders and recovery of incremental costs. Our T&D rates for all retail customers were capped through 2004 and are currently subject to traditional regulated utility ratemaking (cost-based rates). In January 2005, a previously approved increase in our distribution rates went into effect.

        In Virginia, our POLR and T&D rates for all retail customers are capped through December 31, 2010, subject to certain adjustments. We are permitted to petition for a one-time, cost-based change in the T&D component of rates before July 1, 2007 and again between July 1, 2007 and December 31, 2010. Additionally, our contract with AE Supply to supply our Virginia POLR obligations expires on June 30, 2007. We will be required to satisfy our generation requirements through market purchases after that time. The market rates for purchased power at that time may be significantly higher than the rates we will be allowed to recover from retail customers. We are permitted to petition Virginia SCC to recover certain increases in the cost of purchased power beginning July 1, 2007. The arrangements to satisfy our POLR obligations in Virginia, including the cost of purchased power, after 2010 have not been determined.

        In West Virginia, we charge bundled cost-based retail rates for all customers for our electric services. Bundled rates include both a generation charge and a T&D charge. These charges are determined through traditional regulated utility ratemaking.

Electric Power

        AE Supply is contractually committed to provide us with power during the relevant state deregulation transition periods that were in effect at the time that we transferred our generation assets to AE Supply. When the power supply agreements with AE Supply expire, we will be unable to rely on the previously dedicated supply of power at specified contract prices to meet our power supply requirements. Pursuant to a separate power purchase contract, AE Supply also delivers generating capacity to us to serve our West Virginia customers. Our purchases are made under the terms of power sales agreements with AE Supply, which expire as set forth in the table below:

State	Expiration Date of Power Sale Agreement With AE Supply
Maryland	December 31, 2008(1)
Virginia	June 30, 2007
West Virginia	December 31, 2017(2)

____________

(1)	Transition period for commercial and industrial customer POLR rates were capped through 2004; residential customer POLR rates are capped through 2008.
(2)	In July 2003, Potomac Edison, Monongahela and certain other interested parties filed a stipulation with the West Virginia PSC on issues related to the Potomac Edison generation asset transfer in West Virginia. A new power sales agreement was included as part of the stipulation, which would set the agreement expiration date as of December 31, 2017. The effectiveness of this new agreement is subject to West Virginia PSC and FERC approval.

        As discussed above, the Maryland PSC approved a statewide settlement that establishes a wholesale competitive bid process to set market-based rates for SOS. For 2005, we will purchase approximately 76% of our supply to serve our Maryland load under our existing contract with AE Supply and will acquire the remaining 24% through the competitive bid process.

PURPA

        The Public Utility Regulatory Policies Act of 1978 ("PURPA") requires electric utility companies, such as Potomac Edison, to interconnect with, provide back-up electric service to and purchase electric capacity and energy from qualifying small power production and cogeneration facilities that satisfy the eligibility requirements for PURPA benefits established by FERC. State public service commissions or legislatures establish the rates paid for electric energy purchased from these qualifying facilities.

        We are contractually committed, through February 10, 2030 to purchase all of the electrical output from the 180 megawatt ("MW") AES Warrior Run cogeneration facility located in Cumberland, Maryland, which is a qualified PURPA facility. We are currently authorized to recover the costs of these purchases in our retail rates on a dollar-for-dollar basis, net of any revenues we receive from our sale of this electrical output to the wholesale market (the "AES Warrior Run Surcharge"). We offer the entire output from AES Warrior Run to the wholesale market through a competitive bidding process and are required to do so during the remainder of the term of the AES Warrior Run contract. Our wholesale sales of the output from this facility were made to AE Supply pursuant to a three-year contract, which expired on December 31, 2004. As of January 1, 2005, the AES Warrior Run output is being sold to a non-affiliated third party pursuant to a three-year contract. The revenue we receive from these sales reduces the AES Warrior Run Surcharge paid by our Maryland customers.

        Payments by AE Supply for our AES Warrior Run capacity and energy totaled $95.2 million and $93.6 million in 2003 and 2004, respectively. Our average cost of these purchases was approximately 6.6 cents/kilowatt-hour ("kWh") and 6.7 cents/kWh for 2003 and 2004, respectively. These amounts do not reflect the proceeds from sales to AE Supply that are included in the computation of the AES Warrior Run Surcharge.

Employees

        We do not have any employees. All of our officers and other personnel are employed by Allegheny Energy Service Corporation ("AESC"). AESC’s employees provide all necessary services to us and we reimburse AESC for services provided by AESC’s employees at cost in accordance with PUHCA rules. A portion of those employees are subject to collective bargaining arrangements. The collective bargaining arrangements expire at various dates from May 2005 to May 2006. We believe that our relations with the unionized and non-unionized employees provided by AESC are satisfactory.

* * *

        We were incorporated in Maryland in 1923 and in Virginia in 1974. Our principal executive offices are located at 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601, and our telephone number at that address is (724) 837-3000.

Summary Description of the Exchange Offer

        On November 15, 2004, we completed the private offering of $175.0 million aggregate principal amount of 5.35% First Mortgage Bonds due 2014. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the Restricted Bonds in which we agreed, among other things, to deliver a prospectus and to complete an exchange offer for the Restricted Bonds. The summary below describes the principal terms of the exchange offer.

Restricted Bonds	$175.0 million principal amount of 5.35% First Mortgage Bonds due 2014.
Exchange Bonds
$175.0 million principal amount of 5.35% First Mortgage Bonds due 2014, the issuance of which has been registered under the Securities Act. The form and terms of the Exchange Bonds are identical in all material respects to those of the Restricted Bonds, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the Restricted Bonds do not apply to the Exchange Bonds, and the Exchange Bonds and the Restricted Bonds will have different CUSIP numbers.
Exchange Offer
We are offering to issue up to $175.0 million principal amount of Exchange Bonds in exchange for a like principal amount of the Restricted Bonds to satisfy our obligations under the registration rights agreement that we entered into when the Restricted Bonds were issued. The Restricted Bonds were issued in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act.
Expiration Date; Tenders
The exchange offer will expire at 5:00 p.m., New York City time, on __________, 2005, unless extended (the "expiration date") in our sole and absolute discretion. By tendering your Restricted Bonds, you represent to us that:

•	you are not our "affiliate," as defined in Rule 405 under the Securities Act;
•	you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds; and
•	you are acquiring the Exchange Bonds in your ordinary course of business.

Withdrawal	You may withdraw any Restricted Bonds tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on _________, 2005 (unless the expiration date is extended).
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption "The Exchange Offer--Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Restricted Bonds
Except as described in the section titled "The Exchange Offer--Procedures for Tendering Restricted Bonds," a tendering holder must, on or prior to the expiration date, transmit an agent's message to the exchange agent at the address listed in this prospectus. In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your Restricted Bonds into the exchange agent's account at The Depository Trust Company ("DTC") on or prior to the expiration of the exchange offer.
Special Procedures for Beneficial Owners
If you are a beneficial owner whose Restricted Bonds are registered in the name of the broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Bonds in the exchange offer, you should promptly contact the person in whose name the Restricted Bonds are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Restricted Bonds by causing DTC to transfer the Restricted Bonds into the exchange agent's account.
Material Federal Income Tax Considerations
The exchange of the Restricted Bonds for Exchange Bonds in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption "Material United States Federal Income Tax Considerations" for more information regarding the tax consequences to you of the exchange offer.
Use of Proceeds	We will not receive any proceeds from the exchange offer.
Exchange Agent
JPMorgan Chase Bank, N.A. is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The Exchange Offer-- Exchange Agent."
Resales of Exchange Bonds
Based on interpretations of the Securities Act by the staff of the SEC in no-action letters to third parties, we believe that, with certain exceptions, the Exchange Bonds you receive in the Exchange Offer may be offered for resale, re-sold or otherwise transferred without further compliance with the registration and prospectus delivery provisions of the Securities Act. Any purchaser of Restricted Bonds, however, who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the Exchange Bonds, or any broker-dealer that purchased Restricted Bonds for its own account, other than as a result of market-making activities or other trading activities, to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretations by the staff of the SEC;
•	will not be able to tender its Restricted Bonds in the exchange offer; and
•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Bonds, unless the sale or transfer is made under an exemption from those requirements.
See the discussion below under the caption "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Restricted Bonds" for more information.

Broker-Dealer	Each broker-dealer that receives Exchange Bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Bonds. By so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Bonds received in exchange for Restricted Bonds that were received by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for more information.
Registration Rights Agreement
When we issued the Restricted Bonds in November 2004, we entered into a registration rights agreement with the initial purchasers of the Restricted Bonds. Under the terms of the registration rights agreement, we agreed to file a registration statement with the SEC relating to an offer to exchange the Restricted Bonds for the Exchange Bonds.

If one of the following registration defaults occurs, the interest rate borne by the Restricted Bonds will be increased at a rate of 0.25% per annum during the 90-day period following the registration default and will increase by 0.25% per annum each subsequent 90 day period until all defaults have been cured (but shall not exceed 0.50% per annum):

•	the registration statement is not filed with the SEC on or prior to May 23, 2005;
•	the registration statement is not declared effective on or prior to September 19, 2005
•	the exchange offer has not been consummated within 45 days of the registration statement being declared effective; or
•
the registration statement is filed and declared effective, but ceases thereafter to remain effective or fails to be usable for the purpose of exchanging Restricted Bonds for Exchange Bonds without, within 20 business days, being succeeded by a post-effective amendment that cures the failure and is itself declared effective within 10 business days.

In certain limited circumstances, we will be required to file a shelf registration statement to cover resales of the Restricted Bonds by the holders thereof.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Description of Exchange Bonds--Registration Rights."

Consequences of Not Exchanging Restricted Bonds in the Exchange Offer

        If you do not exchange your Restricted Bonds in the exchange offer, your Restricted Bonds will continue to be subject to the restrictions on transfer currently applicable to the Restricted Bonds. In general, you may offer or sell your Restricted Bonds only:

•	if they are registered under the Securities Act and applicable state securities laws;
•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or
•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not currently intend to register the Restricted Bonds under the Securities Act. Under some circumstances, however, holders of the Restricted Bonds, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Bonds received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Restricted Bonds by these holders. For more information regarding the consequences of not tendering your Restricted Bonds and our obligation to file a shelf registration statement, see "The Exchange Offer — Consequences of Exchanging or Failing to Exchange Restricted Bonds" and "Description of the Exchange Bonds — Registration Rights."

Summary Description of the Exchange Bonds

        The summary below describes the principal terms of the Exchange Bonds. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Exchange Bonds" section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Bonds.

Issuer	The Potomac Edison Company.
Securities	Up to $175.0 million aggregate principal amount of 5.35% First Mortgage Bonds due 2014.
Maturity	November 15, 2014.
Interest Rate	The Exchange Bonds will bear interest at a rate of 5.35% per annum.
Interest Payment Dates
We will pay interest on the Exchange Bonds semi-annually in arrears on each of May 15 and November 15. The Restricted Bonds bear interest from their date of issuance, and the first interest payment will be made on May 15, 2005.
Ranking
The Exchange Bonds will rank equally in right of payment with our other existing or future unsubordinated indebtedness. As of the date of this prospectus, we have $420 million aggregate principal amount of unsubordinated indebtedness outstanding.
Optional Redemption
The Exchange Bonds will be redeemable at our option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the Trustee, the paying agent and each holder of the Exchange Bonds, for a price equal to the greater of:

•	100% of the principal amount of the Exchange Bonds to be redeemed, plus any accrued and unpaid interest, to the redemption date; or
•
the sum of the present values of the remaining scheduled payments of principal and interest on the Exchange Bonds to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined herein) plus 25 basis points, plus accrued interest to the redemption date.

Unless we default in payment of the redemption price, on or after the redemption date, interest will cease to accrue on the Exchange Bonds called for redemption. See "Description of Exchange Bonds-Optional Redemption."
Form of Bonds	One or more global securities held in the name of DTC in a minimum denomination of $1,000 and any integral multiple thereof.

Trustees	JPMorgan Chase Bank, N.A. (ultimate successor to Chemical Bank & Trust Company) and Thomas J. Foley.
Security
The Exchange Bonds are secured by a first priority lien on substantially all of our real estate, transmission and distribution systems and franchises that we now own or may own in the future. The lien will be shared equally and ratably with any of our existing or future first mortgage bonds. As of the date of this prospectus, we have $320 million aggregate principal amount of first mortgage bonds outstanding. See "Description of Exchange Bonds--Security" for more information.
Risk Factors
Investing in our securities involves substantial risks. See "Risk Factors" for a description of certain of the risks you should consider before deciding whether to tender your outstanding Restricted Bonds for exchange.
Absence of Public Market
There is no established trading market for the Exchange Bonds, and there can be no assurance regarding any future development of a trading market for the Exchange Bonds, the ability of holders of the Exchange Bonds to sell their bonds at all or the prices at which these holders may be able to sell their Exchange Bonds.

RISK FACTORS

        Participating in the exchange offer involves a number of risks. You should carefully consider all of the risks described below, together with the other information included or incorporated by reference in this prospectus. Any of the events or circumstances described as risks below could result in a significant or material adverse effect on our business, results of operations or financial condition and a corresponding decline in the market price of, or our ability to repay, the Exchange Bonds.

Risks Relating to Regulation

We are subject to substantial governmental regulation. Compliance with current and future regulatory requirements and procurement of necessary approvals, permits and certificates may result in substantial costs to us.

        We are subject to substantial regulation from federal, state and local regulatory agencies. We are required to comply with numerous laws and regulations and to obtain numerous authorizations, permits, approvals and certificates from governmental agencies. These agencies regulate various aspects of our business, including customer rates, service regulations, retail service territories, sales of securities, asset sales and accounting policies and practices. We believe the necessary authorizations, permits, approvals and certificates have been obtained for our existing operations and that our business is conducted in accordance with applicable laws; however, we are unable to predict the impact on our operating results from future regulatory activities of these agencies.

        We are also subject to regulation by the SEC under PUHCA, which imposes a number of restrictions on the operations of registered utility holding companies and their subsidiaries. These restrictions include a requirement that, subject to a number of exceptions, the SEC approve in advance securities issuances, financings, acquisitions and dispositions of utility assets or of securities of utility companies, and acquisitions of other businesses. With limited exceptions, PUHCA requires that transactions between affiliated companies in a registered holding company system be performed at cost.

        We are unable to predict the impact of any future revisions or changes in interpretations of existing regulations or the adoption of new laws and regulations applicable to us. Changes in regulation or the imposition of additional regulations could influence our operating environment and may result in substantial costs to us.

Rate regulation may delay or deny full recovery of costs.

        The retail rates in the states in which we operate are set by each state’s regulatory body. As a result, in certain states, we may not be able to recover increased, unexpected or necessary costs and, even if we are able to do so, there may be a significant delay between the time we incur such costs and the time we are allowed to recover them. Any denial of, or delay in, cost recovery could have a material adverse effect on our results of operations and financial condition. Specifically, in Virginia our POLR and T&D rates for all retail customers are capped through December 31, 2010, subject to certain adjustments. However, our supply contract with AE Supply to satisfy our Virginia load expires on June 30, 2007. We will be required to satisfy our generation requirements through market purchases after that time. The market rates for purchased power at that time may be significantly higher than the rates we will be allowed to recover from retail customers. We are permitted to petition the Virginia SCC to recover certain increases in the cost of purchased power beginning July 1, 2007. If the Virginia SCC does not allow full recovery of our cost of purchasing power, it could have a material adverse effect on our financial condition and results of operations. Our rates are also capped in Maryland for specific periods and, therefore, are not subject to rate increases during those periods. In Maryland, our contract with AE Supply for generation services contains a limited exposure to changing market rates through the rate cap period.

        In addition, as a result of FERC’s efforts to implement a long-term rate design for the Midwest and Mid-Atlantic regions, we may not fully recover our transmission costs and may have costs shifted to us from other transmission owners. Due to capped rates and the timing of state rate cases, we may not be able to pass through these increased transmission costs to our retail customers for some period of time.

Shifting state and federal regulatory policies impose risks on our operations and capital structure.

        Our operations are subject to evolving regulatory policies, including initiatives regarding deregulation of the production and sale of electricity and the restructuring of transmission regulation. State and federal regulators may also take regulatory action as a result of the power outages that affected the Northeast and Midwest United States and Canada in August 2003. Any new requirements arising from these actions could lead to increased operating expenses and capital expenditures, the amount of which cannot be predicted at this time.

Risks Relating to our Operations

The terms of our power sale agreements with AE Supply could require us to purchase power at a price that exceeds the price at which we can sell power.

        In connection with regulations governing the transition to market competition, we are required to provide electricity at capped rates to retail customers who do not choose an alternate electricity generation supplier or who return to utility service from alternate suppliers. Our capped rates may be below current wholesale market prices during the transition periods. We have structured our operations so that AE Supply owns the generating assets that we previously owned. The capped rates reflect the historical costs of operating and maintaining AE Supply’s generating assets. Currently we purchase a majority of the power required to meet our POLR obligations in Maryland and Virginia and all of the power to meet our West Virginia load obligations from AE Supply under power sale agreements. Those agreements provide for the supply of a significant portion of our energy needs at the mandated capped rates with a specified remaining portion priced on the basis of market prices. The amount of supply priced at market rates increases over each contract term. These power supply agreements present risks for us. At times, we may pay for a portion of our supply at prices that exceed the amount we can charge retail customers for the power.

Power generation facilities upon which we are dependent are subject to unplanned outages and significant maintenance requirements.

        We rely on the operation of power generation facilities owned and operated by others to satisfy our supply needs. Power generation facilities are subject to many risks, including the risk of breakdown or failure of equipment, fuel interruption and performance below expected levels of output, performance or efficiency. If the facilities upon which we are dependent operate below expectations, we may lose revenues, have increased expenses or fail to receive the amount of power for which we have contracted.

Our operating results are subject to seasonal and weather fluctuations.

        Our business is generally seasonal. Demand for electricity in our service territories peaks during the summer and winter months, and market prices typically also peak during these times. We historically have sold less power and, therefore, have produced less revenue when weather conditions are milder. Unusually mild weather in the future could adversely affect our results of operations and financial condition.

Our revenues, costs and results of operations are subject to risks beyond our control, including, but not limited to, accidents, storms, natural catastrophes and terrorism.

        Our ability to conduct our operations depends on the integrity of our assets. The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events may exceed reserves or insurance, if any, for such repairs, which may adversely impact our results of operations and financial condition. Although we have taken, and will continue to take, reasonable precautions to safeguard our assets, we can make no assurance that our facilities will not face damage or disruptions or that we will have sufficient reserves or insurance to cover the cost of repairs. In addition, in the current geopolitical climate, enhanced concern regarding the risks of terrorism throughout the economy may impact our operations in unpredictable ways. Insurance coverage may not cover costs associated with any of theses risks adequately or at all.

Risks Relating to our Internal Controls and Procedures and Operational Enhancements

Our internal controls and procedures have been substantially deficient, and we continue to expend significant resources to improve internal controls and procedures.

        In August 2002, Allegheny’s independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC"), advised Allegheny that it considered Allegheny’s and its subsidiaries’, including Potomac Edison’s, internal controls to have material weaknesses. The term "material weakness" refers to an organization’s internal control deficiency in which the design or operation of a component of internal control does not reduce to a relatively low level the risk that a material misstatement may be contained in the organization’s financial statements. In March 2004, PwC advised Allegheny’s Audit Committee that although management had made significant progress in addressing the specific control weaknesses previously identified, not all of these deficiencies had been remedied and certain internal control weaknesses remained. In September 2004, PwC advised Allegheny’s Audit Committee that certain material weaknesses remained and required remediation. As of December 31, 2004, these material weaknesses have been remediated, although some deficiencies remain. Allegheny intends to expend additional resources to further improve its internal controls.

We may fail to realize the benefits that we expect from our cost-savings initiatives.

        We have undertaken and expect to continue to undertake cost-savings initiatives. However, we can make no assurances that we will realize on-going cost savings or any other benefits from these initiatives. Even if we realize the benefits of our cost savings initiatives, any cash savings that we achieve may be offset by other costs, such as environmental compliance costs and operating and maintenance costs, or could be passed on to customers through revised rates. Staff reductions may reduce our workforce below the level needed to effectively manage our business and service our customers. Our failure to realize the anticipated benefits of our cost-savings initiatives could have a material adverse effect on our business, results of operations, financial condition or cash flows.

Other Risks Relating to Potomac Edison

We may be required to make significant contributions to satisfy underfunded pension and postretirement liabilities.

        All of our workforce is employed by AESC. Through AESC, we are responsible for our share of pension and retirement benefit costs. Allegheny’s underfunded pension liabilities have increased in recent periods due to declining interest rates and financial market performance and because of the implementation of early retirement initiatives to reduce headcount. Allegheny made a total contribution to pension plans in 2004 of $27.7 million, including $0.3 million to the Supplemental Executive Retirement Plan (the "SERP"). Minimum required funding contributions are anticipated to increase beyond 2004. However, these anticipated mandatory contributions will change in the future if Allegheny’s assumptions regarding prevailing interest rates change, if actual investments under-perform or out-perform expectations, or if actuarial assumptions or asset valuation methods change. Our share of the Allegheny pension funding in 2004 was approximately 14.0%, or $3.8 million.

        Allegheny also contributed $28.1 million to its postretirement benefits other than pensions in 2004. These costs may increase in 2005. Our share of the Allegheny postretirement funding in 2004 was approximately 14.0%, or $3.9 million.

We are currently involved in significant litigation that, if not decided favorably to us, could materially adversely affect our results of operations, cash flows and financial condition.

        We and other subsidiaries of Allegheny have been named as defendants in pending asbestos litigation involving multiple plaintiffs and multiple defendants. As of April 5, 2005, 261 asbestos cases remain pending against Potomac Edison. In addition, asbestos and other regulated substances are, and may continue to be, present at Allegheny-owned facilities where suitable alternative materials are not available. Allegheny’s management believes that any remaining asbestos at Allegheny-owned facilities is contained. The continued presence of asbestos and other regulated substances at Allegheny-owned facilities, however, could result in additional actions being brought against Allegheny and its subsidiaries, including Potomac Edison.

        We are currently involved in a number of other lawsuits. We intend to vigorously defend against these claims, but the results of these lawsuits cannot be determined. Adverse outcomes for us in these lawsuits could require us to make significant expenditures and could have a material adverse effect on our results of operations, cash flows and financial condition.

Energy companies are subject to adverse publicity, which may make us vulnerable to negative regulatory and litigation outcomes.

        The energy sector has been the subject of highly-publicized allegations of misconduct. Negative publicity of this nature may render legislatures, regulatory authorities and tribunals less likely to view energy companies favorably, which could cause them to make decisions or take actions that are adverse to us. Power outages, such as those that affected the Northeast and Midwest United States and Canada in August 2003, could exacerbate negative sentiment regarding the energy industry.

We are dependent on our ability to successfully access capital markets. An inability to access capital may adversely affect our business.

        We rely on access to the capital markets as a source of liquidity and to satisfy our capital requirements that are not met by the cash flow from our operations. Capital market disruptions, or a downgrade in our credit ratings, could increase the cost of borrowing or could adversely affect our ability to access one or more financial markets. Disruptions to the capital markets could include, but are not limited to:

•	recession or an economic slowdown;
•	the bankruptcy of one or more energy companies or highly-leveraged companies;
•	significant increases in the prices for oil or other fuel;
•	a terrorist attack or threatened attacks;
•	a significant transmission failure; or
•	changes in technology.

The financial and other difficulties of our parent company, Allegheny, could adversely affect our credit ratings and our ability to access the capital markets.

        Our parent company, Allegheny, has experienced significant challenges to its business since the late 1990s. Allegheny’s liquidity had been severely strained and its results of operations had been negatively impacted as a result of deregulation initiatives, the deterioration of the energy trading market, the identification of material weaknesses in its internal controls and a downgrading of its credit ratings below investment grade, which resulted in covenant violations in material energy trading contracts and credit facilities and restricted access to the capital markets. In response to these challenges, Allegheny hired new senior management for itself and its subsidiaries, including Potomac Edison, and has taken a number of actions to stabilize its liquidity. As the sole holder of our common stock, Allegheny is currently our only source of equity capital. In addition, we engage in transactions with Allegheny’s other subsidiaries, including AE Supply, in the ordinary course of business. All personnel of Allegheny, including those responsible for conducting our business, are employed by AESC. We paid costs for services provided by AESC that totaled $100.8 million in 2004. While we believe we have sufficient sources of liquidity to operate our business and fulfill our obligations for the foreseeable future, any inability of Allegheny to successfully manage any liquidity shortfall could have an adverse effect on our credit ratings or our ability to access the capital markets. The dividends we pay are a significant contribution to Allegheny’s cash resources and support the ability of Allegheny to service its debt.

Changes in technology may adversely affect our business by decreasing the demand for our services.

        Research and development activities are ongoing to improve alternative technologies to produce electricity, including fuel cells, microturbines and photovoltaic (solar) cells. Increased conservation efforts and advances in technology could reduce demand for electricity supply and distribution, which could adversely affect our business. Changes in technology could also alter the channels through which retail electric customers buy power, which could adversely affect our business.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

        Our ability to satisfy our obligations will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates, commodity prices, general economic conditions and financial and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including one or more series of the Exchange Bonds;
•	obtain additional financing;
•	sell some of our assets or operations;
•	reduce or delay capital expenditures and acquisitions; or
•	revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements and financial and other contractual obligations or that these actions will be permitted under the terms of our various debt instruments and the Indenture governing the Restricted Bonds and the Exchange Bonds.

Risks Relating to the Exchange Offer and Holding the Exchange Bonds

There is no public market for the Exchange Bonds, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

        The Exchange Bonds are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the Exchange Bonds, that you will be able to sell your Exchange Bonds at a particular time or that the prices that you receive when you sell the Exchange Bonds will be favorable.

        We do not intend to apply for listing or quotation of the Exchange Bonds on any securities exchange or stock market, although our Restricted Bonds trade on The Portal Market. The liquidity of any market for the Exchange Bonds will depend on a number of factors, including:

•	the number of holders of Exchange Bonds;
•	our operating performance and financial condition;
•	our ability to complete the offer to exchange the Restricted Bonds for the Exchange Bonds;
•	the market for similar securities;
•	the interest of securities dealers in making a market in the Exchange Bonds; and
•	prevailing interest rates.

The sale of the collateral securing the Exchange Bonds may provide insufficient proceeds to satisfy all of the obligations secured by the collateral.

        The Exchange Bonds will be collateralized by a lien, subject to certain exceptions, on substantially all of our real estate, transmission and distribution systems and franchises that we now own or may own in the future. The value of this property in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and other factors. Some or all of the property securing the Exchange Bonds may be illiquid, may have no readily ascertainable market value or may not be saleable on a timely basis or at all. If the proceeds of the sale of the collateral are not sufficient to repay all amounts due on the Exchange Bonds, your right to obtain the shortfall from us may be limited.

Holders of Restricted Bonds who fail to exchange their Restricted Bonds in the exchange offer will continue to be subject to restrictions on transfer.

        If you do not exchange your Restricted Bonds for Exchange Bonds in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Restricted Bonds. The restrictions on transfer of your Restricted Bonds arise because we issued the Restricted Bonds under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Restricted Bonds if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Restricted Bonds under the Securities Act. For further information regarding the consequences of tendering your Restricted Bonds in the exchange offer, see the discussions below under the captions "The Exchange Offer — Consequences of Exchanging or Failing to Exchange Restricted Bonds" and "Material United States Federal Income Tax Considerations."

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Bonds.

        Delivery of Exchange Bonds in exchange for Restricted Bonds tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Restricted Bonds into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Restricted Bonds for exchange. Restricted Bonds that are not tendered or that are tendered but not accepted for exchange, will continue to be subject to the existing transfer restrictions under the Securities Act following consummation of the exchange offer. Upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer — Procedures for Tendering Restricted Bonds" and "The Exchange Offer — Consequences of Exchanging or Failing to Exchange Restricted Bonds."

Some holders who exchange their Restricted Bonds may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your Restricted Bonds in the exchange offer for the purpose of participating in a distribution of the Exchange Bonds, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. Any Restricted Bonds that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the last five years in the period ended December 31, 2004.

	Year Ended December 31,
	2004	2003		2002	2001	2000
	(Dollars in Millions)
Earnings:
Income from continuing
operations	$38.0	$40.6	[1]	$32.7	$48.0	$84.4	[2]
Fixed charges (see
below)	33.4	32.1		34.5	37.8	45.3
Income taxes	34.8	20.6	[1]	15.7	27.5	37.2	[2]
Income distributions of
equity investee	--	--		--	--	4.4
Less: capitalized
interest	--	--		--	--	(0.3)
Less: income from
unconsolidated
equity investees	--	(0.1)		--	--	(3.5)

Total earnings	$106.2	$93.2		$82.9	$113.3	$167.5

Fixed Charges:
Interest expensed and
capitalized	$32.7	$31.3		$33.2	$35.4	$43.3
Estimated interest
component of rental
expense	0.7	0.8		1.3	2.4	2.0

Total fixed charges
	$33.4	$32.1		$34.5	$37.8	$45.3

Ratio of Earnings to Fixed
Charges	3.18x	2.90x		2.40x	3.00x	3.70x

______________

[1]	Excludes the cumulative effect of an accounting change.
[2]	Excludes the effect of an extraordinary charge.

        The following table sets forth our ratio of earnings to fixed charges on a pro forma basis for the year ended December 31, 2004, to give effect to the sale of the Restricted Bonds and the application of the net proceeds therefrom.

	Year Ended December 31, 2004 (Dollars in Millions)
Total earnings, as above	$106.2

Fixed charges, as above	33.4
Adjustments:
Estimated net decrease in
interest expense from refinancing	(4.5)

Total pro forma fixed charges	$28.9

Pro forma ratio of earnings to
fixed charges	3.68	x

SELECTED HISTORICAL FINANCIAL DATA

        The following selected financial data should be read in conjunction with "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and related notes found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 ("2004 10-K"), which are incorporated by reference in this prospectus. The selected financial data for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 is derived from our audited financial statements.

	Year Ended December 31, [1]
	2004	2003	2002	2001	2000
	(Dollars in Millions)
Summary of Operations:
Total operating revenues	$924.4	$905.2	$870.2	$864.5	$827.8
Cost of revenues	$646.0	$641.0	$610.1	$589.7	$441.7
Other operating expenses	$180.0	$193.0	$179.7	$162.6	$232.1
Operating income	$98.4	$71.3	$80.4	$112.2	$154.0
Other income and expenses, net[2]	$6.7	$21.1	$1.2	(1.7)	$7.0

Consolidated income before the
cumulative effect of accounting
change	$38.0	$40.6	$32.7	$48.0	$84.4
Net income	$38.0	$40.5	$32.7	$48.0	$70.5

Balance Sheet Data:
Short-term debt	$--	$--	$--	$24.2	$32.9

Notes and bonds[3]	--	--	416.0	--	--

Total short-term debt	$--	$--	$416.0	$24.2	$32.9

Long-term debt and quarterly
income debt securities[3]	$417.9	$416.3	$--	$415.8	$410.0
Capital leases	6.2	8.5	10.3	9.2	9.9

Total long-term obligations	$424.1	$424.8	$10.3	$425.0	$419.9

Total assets	$1,365.6	$1,341.7	$1,309.6	$1,110.4	$1,099.0

Total stockholder's equity	$401.1	$406.1	$396.1	$383.3	$412.8

Cash Flow Data:
Cash flows from operations	$125.7	$120.3	$114.8	$107.8	$130.4

Cash flows used in investing	$(76.0)	$(52.7)	$(45.8)	$(54.9)	$(71.7)

Cash flows used in financing	$(65.3)	$(38.9)	$(67.5)	$(56.0)	$(88.5)

______________

[1]	See notes 1-8 and 18 to our consolidated financial statements included in the 2004 10-K for factors and transactions that affect trends and comparability of financial data for the years 2001, 2002, 2003 and 2004.
[2]	Other income and expenses, net, increased $19.9 million for 2003 primarily due to the recognition of a $14.1 million gain related to the reapplication of SFAS No. 71 and a gain on the sale of land.

[3]	$416.0 million of long-term debt at December 31, 2002 and September 30, 2003 was classified as short-term as a result of debt covenant violations. As of December 31, 2003, these violations had been cured and the debt was reclassified as long-term.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we sold the Restricted Bonds on November 22, 2004, we entered into a registration rights agreement with the initial purchasers of the Restricted Bonds. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the Restricted Bonds for bonds of the same series that are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay additional cash interest ("liquidated damages") to the holders of the Restricted Bonds if:

•	the registration statement is not filed on or prior to May 23, 2005;
•	the registration statement is not declared effective on or prior to September 19, 2005;
•	the exchange offer is not consummated within 45 days of the registration statement being declared effective; or
•
the registration statement is filed and declared effective but ceases to be effective or fails to be usable for the purpose of exchanging Exchange Bonds for Restricted Bonds without being succeeded within 20 business days by a post-effective amendment that cures the failure and is itself declared effective within ten business days.

        The exchange offer is not being made to holders of Restricted Bonds in any jurisdiction in which the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

        Subject to terms and conditions detailed in this prospectus, we will accept for exchange Restricted Bonds which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term "expiration date" means 5:00 p.m., New York City time, on _________, 2005. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term "expiration date" means the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $175.0 million aggregate principal amount of Restricted Bonds are outstanding. This prospectus is first being sent on or about the date hereof to all holders of Restricted Bonds known to us.

        We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Restricted Bonds, by giving oral or written notice of the extension to the holders thereof as described below. During any extension, all Restricted Bonds previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Restricted Bonds not accepted for exchange for any reason will be returned without expense to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

        Restricted Bonds tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple thereof.

        We expressly reserve the right, in our sole discrection, to delay, amend or terminate the exchange offer, and not to accept for exchange any Restricted Bonds, upon the occurrence of any of the conditions of the exchange offer specified under "—Conditions to the Exchange Offer." We will give oral or written notice of any delay, extension, amendment, non-acceptance or termination to the holders of the Restricted Bonds as promptly as practicable. This notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Restricted Bonds

        You may only tender your Restricted Bonds by book-entry transfer of the Restricted Bonds into the exchange agent’s account at DTC. Your tender of Restricted Bonds, as set forth below, and our acceptance of the Restricted Bonds will constitute a binding agreement between us upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender Restricted Bonds for exchange pursuant to the exchange offer, you must transmit an agent’s message to JPMorgan Chase Bank, N.A., as exchange agent, at the address listed below under the heading "—Exchange Agent." In addition, the exchange agent must receive, on or prior to the expiration date, a timely confirmation of book-entry transfer (a "book-entry confirmation") of the Restricted Bonds into the exchange agent’s account at DTC, along with an agent’s message.

        The term "agent’s message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that the participant agrees to be bound by the terms of this prospectus.

        If you are a beneficial owner whose Restricted Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender your Restricted Bonds in the exchange offer, you should promptly instruct the registered holder of your Restricted Bonds to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Bonds by causing DTC to transfer the Restricted Bonds into the exchange agent’s account.

        We, in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Restricted Bonds tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered or to not accept any tender which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any tender either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Restricted Bonds in the exchange offer). Any interpretation by Potomac Edison of the term and conditions of the exchange offer as to any particular tender either before or after the expiration date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Bonds for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Restricted Bonds for exchange, and no one will be liable for failing to provide such notification.

        By tendering Restricted Bonds, you represent to us that: (i) you are not our affiliate, (ii) you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds to be issued in the exchange offer and (iii) you are acquiring the Exchange Bonds in your ordinary course of business.

        If you are our "affiliate," as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of the Exchange Bonds to be acquired pursuant to the exchange offer, you or any other such person:

•	may not rely on the applicable interpretations of the staff of the SEC; and
•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        By delivering an agent's message, a beneficial owner (whose Restricted Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the Restricted Bonds, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of the Restricted Bonds, in accordance with the terms and conditions of the exchange offer.

        Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Restricted Bonds it tenders, that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Restricted Bonds, free and clear of all liens, restrictions, charges and encumbrances, and that the Restricted Bonds tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its Restricted Bonds, also agrees that it will comply with its obligations under the registration rights agreement.

Acceptance of Restricted Bonds for Exchange; Delivery of Exchange Bonds

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Restricted Bonds properly tendered and will issue the Exchange Bonds promptly after acceptance of the Restricted Bonds. See "--Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered Restricted Bonds for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each Restricted Bond accepted for exchange will receive an Exchange Bond in the amount equal to the surrendered Restricted Bond. Holders of Exchange Bonds on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Restricted Bonds. Except as provided in the preceding sentence, holders of Exchange Bonds will not receive any payment in respect of accrued interest on Restricted Bonds otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

        In all cases, issuance of Exchange Bonds for Restricted Bonds that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent's message and a timely confirmation of book-entry transfer of the Restricted Bonds into the exchange agent's account at DTC.

        If any tendered Restricted Bonds are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Restricted Bonds are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non exchanged Restricted Bonds will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

        The exchange agent will make a request to establish an account for the Restricted Bonds at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of Restricted Bonds by causing DTC to transfer those Restricted Bonds into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Bonds into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the Restricted Bonds and related agent's message by DTC, together with delivery by DTC to, and receipt by the exchange agent of, the related agent's message, will be deemed to be a valid tender.

Withdrawal Rights

        For a withdrawal of a tender of Restricted Bonds to be effective, the exchange agent must receive a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the Voluntary Offer Instruction number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Bonds in order that the Restricted Bonds may be withdrawn. Properly withdrawn Restricted Bonds may be re-tendered by following the procedures described under "Procedures for Tendering Restricted Bonds" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

        We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal. Any Restricted Bonds so withdrawn will be deemed not to have been validly tendered for exchange unless they are validly retendered. No Exchange Bonds will be issued in exchange for Restricted Bonds that are withdrawn unless the Restricted Bonds so withdrawn are validly retendered.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Exchange Bonds in exchange for, any Restricted Bonds and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of the Restricted Bonds:

(a)	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;
(b)
there is instituted or threatened any action or proceeding in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, or a material adverse development occurs in any existing action or proceeding with respect to us which materially impairs our ability to proceed with the exchange offer; or
(c)	we do not obtain all governmental approvals that we deem necessary for the consummation of the exchange offer.

        We may assert the foregoing conditions, which are for our sole benefit, regardless of the circumstances giving rise to any condition. We may waive the foregoing conditions in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time.

        In addition, we will not accept for exchange any Restricted Bonds tendered, and no Exchange Bonds will be issued in exchange for any such Restricted Bonds, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act.

Exchange Agent

        We have appointed JPMorgan Chase Bank, N.A. as the exchange agent for the exchange offer. Questions and requests for assistance with respect to the procedures for the exchange offer, requests for additional copies of this prospectus or of other documents should be directed to the exchange agent addressed as follows:

JPMorgan Chase Bank, N.A., Exchange Agent

By Regular Mail:

JPMorgan Chase Bank, N.A.
ITS Bond Events
P.O. Box 2320
Dallas, Texas 75221

By Registered or Certified Mail, Overnight Delivery after
4:30 p.m. on the Expiration Date:

JPMorgan Chase Bank, N.A.
ITS Bond Events
2001 Bryan Street, 9th Floor
Dallas, Texas 75201
Attention: Frank Ivins

For Information Call:

(800) 275-2048

By Facsimile Transmission
(for Eligible Institutions only):

(214) 468-6494
Attention: Frank Ivins

Fees and Expenses

        We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone expenses, fees and disbursements to our counsel, application and filing fees, if any, and any fees and disbursement to our independent registered public accounting firm. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

        We will record the Exchange Bonds at the same carrying value as the Restricted Bonds, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the Exchange Bonds.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of Restricted Bonds in the exchange offer unless you instruct us to register Exchange Bonds in the name of, or request that Restricted Bonds not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Restricted Bonds

        The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and you should consult your own legal advisors with respect to those matters.

        If you do not exchange your Restricted Bonds for Exchange Bonds in the exchange offer, your Restricted Bonds will continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Restricted Bonds and the restrictions on transfer of the Restricted Bonds imposed by the Securities Act and state securities law. These transfer restrictions are required because the Restricted Bonds were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Bonds may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Bonds that are not exchanged in the exchange offer under the Securities Act.

        Based on existing interpretations of the Securities Act by the staff of the SEC in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Bonds issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by the holders of Exchange Bonds, other than holders who are broker-dealers, without further compliance with the registration and prospectus delivery provisions of the Securities Act. Any purchaser of Restricted Bonds, however, who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the Exchange Bonds, or any participating broker-dealer who purchased the Restricted Bonds for its own account, other than as a result of market-making activities or other trading activities, to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretations by the staff of the SEC;
•	will not be able to tender its Restricted Bonds in the exchange offer; and
•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Bonds, unless the sale or transfer is made under an exemption from those requirements.

        We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Bonds as it has in other interpretations to third parties.

        Each holder of Restricted Bonds who wishes to exchange Restricted Bonds for the related Exchange Bonds in the exchange offer represents that:

•	it is not our affiliate;
•
it is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the Exchange Bonds to be issued in the exchange offer; and
•	it is acquiring the Exchange Bonds in its ordinary course of business.

        In addition, in connection with resales of Exchange Bonds, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Bonds, other than a resale of an unsold allotment from the original sale of the Restricted Bonds, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed, for a period of 180 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any Exchange Bonds acquired in the exchange offer.

DESCRIPTION OF THE EXCHANGE BONDS

        We issued $175.0 million aggregate principal amount of 5.35% First Mortgage Bonds due 2014 (the "Restricted Bonds") in November 2004, and we will issue up to $175.0 million aggregate principal amount of 5.35% First Mortgage Bonds (the "Exchange Bonds") in exchange for a like amount of Restricted Bonds in the exchange offer. The Restricted Bonds were issued under an indenture dated as of October 1, 1944 between us and JPMorgan Chase Bank, N.A. (ultimate successor to Chemical Bank & Trust Company) (the "Corporate Trustee") and Thomas J. Foley, as trustees (together with the Corporate Trustee, the "Trustees"), as amended and supplemented by various supplemental indentures, including the 103rd Supplemental Indenture dated as of November 22, 2004 (as amended, the "Indenture"). The Exchange Bonds will also be issued pursuant to the Indenture. As of the date of this prospectus, we have $320 million aggregate principal amount of first mortgage bonds outstanding under the Indenture. The Exchange Bonds will rank equal in right of payment with our other existing or future first mortgage bonds.

        The terms "Bond" and "Bonds," as used in this description, refer to both the Restricted Bonds and the Exchange Bonds. The statements herein concerning the Bonds and the Indenture are a summary, do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the Indenture. These statements make use of defined terms and are qualified in their entirety by express reference to the Indenture, including the 103rd Supplemental Indenture, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

        The Indenture does not contain any covenants or other provisions that are specifically intended to afford holders of the Bonds special protection in the event of a highly leveraged transaction.

        In our November 2004 offering of Restricted Bonds, purchasers consented to an amendment to Article IX of the Indenture, Section 1(j) of which provides that an event of default will occur on our first mortgage bonds if a final judgment for the payment of money in excess of $100,000 is rendered against us or one of our subsidiaries, and we or such subsidiary do not discharge or appeal the judgment within 30 days of its date of entry. Purchasers in the November 2004 offering were deemed to have consented to change the amount of the judgment contemplated in that event of default from $100,000 to $25 million. Furthermore, the purchasers consented to the addition of a new Section 9 to Article XVII, which clarifies that the Indenture is governed by the laws of the State of New York. By exchanging Restricted Bonds for Exchange Bonds in the exchange offer, you will also be deemed to consent, without any further action by you or the holders of any other first mortgage bonds of any series created after the date of this prospectus or by the holders of any senior note or exchange note that is secured by first mortgage bonds, to amend the Indenture to (i) change the amount of the judgment contemplated in that event of default from $100,000 to $25 million and (ii) clarify that the Indenture is governed by New York law. These amendments will become effective on the earliest date on which either (a) none of the Company’s existing first mortgage bonds are outstanding or (b) upon the vote of holders of outstanding first mortgage bonds as provided in the Indenture.

Payment of Principal and Interest

        The Restricted Bonds and the Exchange Bonds, together, will initially be limited to $175.0 million aggregate principal amount and will mature on November 15, 2014. The Indenture permits us to "re-open" the offering of Bonds in this series of First Mortgage Bonds due 2014 without the consent of the holders of the Restricted Bonds or the Exchange Bonds, subject to compliance with the covenants of the Indenture. Accordingly, the principal amount of Exchange Bonds may be increased in the future on the same terms and conditions and with the same CUSIP number as the Exchange Bonds being offered in the exchange offer. The Exchange Bonds will bear interest at the rate of 5.35% per year and at that same rate per year on any overdue principal or interest due on the Exchange Bonds. Interest on each Exchange Bond will accrue from the last date on which interest was paid on the Restricted Bond surrendered in the exchange offer. If no interest has been paid on that Restricted Bond, interest will accrue from November 22, 2004. Interest will be payable on a semi-annual basis on May 15 and November 15 of each year. The Restricted Bonds bear interest from their date of issuance, and the first interest payment will be made on May 15, 2005. We will make payments of interest on the Exchange Bonds to the persons in whose name the Exchange Bonds are registered at the close of business on the last business day prior to such interest payment date, provided that, if the Exchange Bonds in global form are exchanged for certificated Exchange Bonds, the interest payment will be sent to the persons in whose name the Exchange Bonds are registered at the close of business on the day that is 10 days prior to such interest payment date (whether or not a business day). See " — Certificated Securities." If any interest payment date falls on a day that is not a business day, the interest payment date will be the next succeeding business day (and without any interest or other payment in respect of any such delay). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        We will make payments of principal and interest on the Exchange Bonds to DTC, as depositary, which will receive the funds for distribution to the beneficial holders of the Exchange Bonds. We expect that the holders of the Exchange Bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Neither Potomac Edison nor any paying agent will have any responsibility or liability for any aspect of the records of, or payments made by, DTC or any failure on the part of DTC in making payments to holders of the Exchange Bonds in global form from the funds it receives.

Optional Redemption

        We may, at our option, redeem the Exchange Bonds in whole or in part at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the Exchange Bonds to be redeemed, plus accrued interest to the redemption date, and
•
as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Exchange Bonds to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined below) plus 25 basis points, plus accrued interest to the redemption date.

        The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for that redemption date.

        Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Bonds that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Bonds.

        "Comparable Treasury Price" means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations (as defined below) for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or
•	if the Corporate Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

        "Quotation Agent" means the Reference Treasury Dealer (as defined below) appointed by us.

        "Reference Treasury Dealer" means (1) Citigroup Global Markets Inc., and its successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), in which case we will substitute another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Corporate Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Corporate Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

        We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the Exchange Bonds to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Exchange Bonds or portions of the Exchange Bonds called for redemption.

Form, Exchange and Transfer

        See "—Book-Entry Delivery and Form" for procedures regarding transfers of beneficial interests in the Bonds when they are in the form of global securities.

        The Exchange Bonds will be issued in one or more global securities held by DTC, in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof.

        You may have your Exchange Bonds broken into more Exchange Bonds of smaller denominations or combined into fewer Exchange Bonds of larger authorized denominations, as long as the total principal amount is not changed. This is called an "Exchange." (Article II, Section 8)

        You may exchange or transfer Exchange Bonds at the office of the entity performing the role of maintaining the list of registered holders, known as the "Security Registrar," or at the office of any transfer agent designated by us for that purpose. (Article II, Section 10)

        You will not be required to pay a service charge to transfer or exchange Exchange Bonds, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Security Registrar or transfer agent, as applicable, is satisfied with your proof of ownership. (Article II, Section 10)

        If we redeem less than all of the Exchange Bonds, we may block the transfer or exchange of Exchange Bonds during the period beginning five days before any interest payment or redemption date for the Exchange Bonds. We may also refuse to register transfers or exchanges of Exchange Bonds selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Exchange Bonds being partially redeemed. (Article II, Section 10)

Security

        The Exchange Bonds are secured by the Indenture, which establishes a first lien on all the real estate, transmission and distribution systems and franchises that we now own or may own in the future.

        This lien is subject to:

•	statutory liens;
•	taxes;
•	other permitted liens and encumbrances; and
•	the rights of others to certain after-acquired property. (Article I, Definitions)

        This lien does not extend to:

•	any bills;
•	notes;
•	accounts receivable;

•	cash;
•	agreements;
•	unpledged securities;
•	materials and supplies not installed as part of our fixed property;
•	electricity, gas, water and other products or materials generated, manufactured, purchased or produced by us for sale, use or distribution in the ordinary course of business; and
•	certain other assets. (Excepted Property, Preamble)

Issuance of Additional First Mortgage Bonds

        Additional first mortgage bonds may be issued in an amount up to:

•	60% of the net bondable value (which we estimate was approximately $215.0 million on December 31, 2004) of property additions that are not subject to an unfunded prior lien; and property previously allocated to the Trustees in connection with a secured medium term note program (Article III, Section 4);
•	the principal amount of first mortgage bonds that have been, or will be, retired (Article III, Section 6); and
•	the amount of any cash deposited with the Trustees. (Article III, Section 5)

        Additional first mortgage bonds may not be issued unless our net earnings, calculated pursuant to the Indenture, over a certain period (12 consecutive calendar months out of the 15 preceding calendar months) that are available for interest, are at least twice the annual interest charges on all first mortgage bonds and prior lien first mortgage bonds then outstanding and any first mortgage bonds applied for. (Article III, Section 3)

        Based upon the above factors, we are able to issue additional first mortgage bonds which will share equally in the lien under the Indenture, subject to compliance with our or Allegheny’s other debt instruments.

        Cash that we have deposited for an issue of first mortgage bonds may be withdrawn in an amount equal to either:

•	60% of the net bondable value of property additions that are not subject to a prior unfunded lien, or
•	the aggregate principal amount of certain Bonds that have been retired or will be retired. (Article VIII, Section 3)

        We are offering the Exchange Bonds on the basis of an equal amount of Restricted Bonds that will be retired. (Article VIII, Section 3)

Release of Property

        The Indenture provides that, subject to various limitations, we may transfer or otherwise dispose of any property (other than prior lien bonds) subject to the lien of the Indenture, upon the basis of:

•	cash deposited with the Trustees;
•	purchase money obligations on the property to be released, delivered to the Trustees;

•	bonds or other interest-bearing obligations, deposited with the Trustees, issued pursuant to law in whole or part payment for the property to be released by a municipal corporation or other governmental subdivision; or
•	prior lien bonds delivered to the Trustees. (Article VII, Section 3)

        We can withdraw any cash deposited by us or otherwise received by the Trustees in connection with the release of property by substituting property not subject to a prior lien. (Article VIII, Section 6)

Mergers and Similar Events

        We are generally permitted under the Indenture to consolidate or merge with another company or firm. We are also permitted under the Indenture to sell substantially all of our assets to another firm or to buy substantially all of the assets of another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

•	where we merge out of existence or sell or lease our assets, the merger, sale of assets or lease may not affect the direct first lien on all the real estate and franchises that we now own or may own in the future, and the other firm must agree to be legally responsible for the Bonds.
•	the merger, sale of assets or other transaction must not cause a default on the Bonds, and we must not already be in default. (Article XII, Sections 1 and 3)

Modification

        There are three methods of modifying the Indenture and the Exchange Bonds.

        Changes Requiring Your Approval. First, there are two changes that cannot be made to your Exchange Bonds without your specific approval:

•	any change which will permit the extension of the time or times of payment of the principal of or interest on the Exchange Bonds, or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of principal of, or the interest on, the Exchange Bonds; and
•	any reduction in the percentage of holders of Exchange Bonds and Restricted Bonds, together, whose consent is needed to modify or amend the Indenture. (Article XV, Section 6)

        Changes Requiring Supermajority Vote. The second type of change to the Indenture and the Bonds is the kind that requires a vote in favor by holders of Exchange Bonds and Restricted Bonds, together, owning at least 75% of the principal amount of the total amount of outstanding Exchange Bonds and Restricted Bonds and, if not all series are affected, a vote in favor by holders of Exchange Bonds and Restricted Bonds, together, owning at least 75% of the principal amount of each affected series. Most changes fall into this category. (Article XV, Section 6)

        Changes Not Requiring Bondholder Consent. The following changes can be made without the consent of the holders of the Exchange Bonds or Restricted Bonds:

•	closure of the Indenture or restrictions on our ability to issue additional Exchange Bonds or Restricted Bonds;
•	additions to our covenants and agreements under the Indenture;
•	transfer to the Trustees of additional property to be subject to the lien of the Indenture;
•
modifications of any provision of the Indenture which relieve us from any of our obligations under the Indenture, provided that these modifications shall not have the effect of impairing any of the rights of holders of the Exchange Bonds or Restricted Bonds then outstanding; and
•	changes for any other purpose not inconsistent with the Indenture or corrections or supplements to any defect or inconsistent provision in the Indenture. (Article XIV, Section 1)

Events of Default

        You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

                 What is an Event of Default?

        The term "Event of Default" for the Exchange Bonds means any of the following:

•	we do not pay the principal on an Exchange Bond on its due date;
•	we do not pay interest on an Exchange Bond on its due date, and such non-payment continues for a period of 60 days;
•	we do not deposit any improvement, sinking, maintenance or similar fund payment on its due date, and such non-payment continues for a period of 60 days;
•
we remain in breach of a covenant of the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent to us by either the Trustees or by holders of at least 15% of the Exchange Bonds and Restricted Bonds, together;
•
we do not pay the principal on any prior lien bond on its due date, or we do not pay any interest due on a prior lien bond on its due date, and such non-payment continues beyond any grace period specified in the prior lien securing such prior lien bond;
•	we file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur and continue beyond certain specified grace periods;
•
a final judgment for the payment of money in excess of $100,000 shall be rendered against us or one of our subsidiaries, and we or such subsidiary do not discharge or appeal the judgment within 30 days of its date of entry (subject to the consent described above to amend the Indenture in order to change the amount of the judgment from $100,000 to $25 million); or
•
our corporate franchise terminates by operation of law and substantially all of our properties and assets are not, within 120 days, transferred to a successor corporation pursuant to the terms of Article XII of the Indenture. (Article IX, Section 1)

        See the introduction to "Description of the Exchange Bonds" for a discussion of a proposed amendment to Article IX, Section 1(j) of the Indenture and the addition of Section 9, Article XVII of the Indenture.

Remedies if an Event of Default Occurs

        If an Event of Default has occurred and has not been cured, the Trustees or the holders of at least 25% in principal amount of all Exchange Bonds and Restricted Bonds, together, may declare the entire principal amount of all the Exchange Bonds and Restricted Bonds to be due and immediately payable. A declaration of acceleration of maturity in certain cases may be cancelled by the holders of at least a majority in principal amount of the Bonds. (Article IX, Section 1)

        Except in cases of default, where the Trustees have some special duties, the Trustees are not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustees reasonable protection from expenses and liability. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding Bonds of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy or exercising any power available to the Trustees. (Article XIII, Section 1; Article IX, Section 11)

        Before you bypass the Trustees and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Exchange Bonds, the following must occur:

•	you must give the Trustees written notice that an Event of Default has occurred and remains uncured;
•
the holders of 25% in principal amount of all outstanding Exchange Bonds and Restricted Bonds, together, must make a written request that the Trustees take action because of the default, and must offer reasonable indemnity to the Trustees against the cost and other liabilities of taking that action; and
•	the Trustees must have refused or neglected to take action within a reasonable time and after receipt of the notice and offer of indemnity.

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your Exchange Bonds on or after its due date. (Article IX, Section 12)

        We will furnish to the Trustees every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the Exchange Bonds, or else specifying any default.

Concerning the Trustees

        JPMorgan Chase Bank, N.A. and Thomas J. Foley are the Trustees. We and our affiliates maintain lending, depository and other normal banking relationships with JPMorgan Chase Bank, N.A. and its affiliates.

Book-Entry Delivery and Form

        Except as described below, the Exchange Bonds will be initially represented by one or more global bonds ("Global Bonds") in fully registered form without interest coupons. The Global Bonds will be deposited with the Corporate Trustee, as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the Exchange Bonds for all purposes under the Indenture. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of Global Bonds, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Bonds to the respective accounts of persons who have accounts with such depositary, and (ii) ownership of beneficial interests in the Global Bonds will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Bonds will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders of Exchange Bonds may hold their interests in the Global Bonds directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Bonds represented by such Global Bonds for all purposes under the Indenture. No beneficial owner of an interest in the Global Bonds will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the Exchange Bonds.

        Payments of the principal of, premium (if any) and interest on the Global Bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Potomac Edison, the Trustees, nor any paying agent will have any responsibility or liability for any aspect of the records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest on the Global Bonds, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Bonds as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Bonds held through such participants will be governed by standing instructions and customary practice, as is not the case with securities held for the accounts of customers registered in the names of nominees for such customers. These payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.

        Beneficial interests in the Global Bonds will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Bond will not be entitled to receive physical delivery of certificated Exchange Bonds in definitive form and will not be considered the holders of such Global Bond for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of Exchange Bonds under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders of Exchange Bonds or that an owner of a beneficial interest in a Global Bond desires to give or take any action that a holder of Exchange Bonds is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.

        DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Bonds only at the direction of one or more participants to whose account the DTC interests in the Global Bonds are credited and only in respect of such portion of the aggregate principal amounts of Exchange Bonds as to which such participant or participants has or have been given such direction.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Bond among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Potomac Edison nor the Trustees will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Exchange Bonds will be issued in physical form and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Bonds only if (i) DTC notifies us that is unwilling or unable to continue as a depositary or we become aware that DTC has ceased to be a clearing agency registered under the Exchange Act, (ii) we, in our sole discretion and subject to DTC’s procedures, determine that the Global Bonds shall be exchangeable for certificated Exchange Bonds or (iii) an event of default shall have occurred and be continuing under the Indenture. Upon any such exchange, certificated Exchange Bonds shall be registered in the names of the beneficial owners of the Global Bonds, which names shall be provided by DTC’s relevant participants (as identified by DTC) to the Trustees.

Registration Rights

        We are making the exchange offer to satisfy your registration rights, as a holder of the Restricted Bonds. The following description of certain material provisions of the registration rights agreement is a summary only. Because this section is a summary, it does not describe every aspect of the registration rights agreement. This summary is subject to and qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

        Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the Restricted Bonds, at our cost to:

•	on or prior to May 23, 2005, file a registration statement for Exchange Bonds (the exchange offer registration statement) with identical terms to the Restricted Bonds except that the Exchange Bonds will not contain terms with respect to transfer restrictions and will not provide for the payment of additional interest under the circumstances described below;
•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective on or prior to September 19, 2005;
•	use our reasonable best efforts to keep the exchange offer registration statement effective for a period of 180 days from the closing of the exchange offer, and
•
use our reasonable best efforts to cause the exchange offer to be consummated on the earliest practicable date after the exchange offer registration statement has become effective, but not later than 45 calendar days following the effectiveness of the exchange offer registration statement.

Shelf Registration

        If:

(1)	we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or
(2)	upon notice to us by any holder in specified circumstances; and
(3)	we are eligible to use Securities Act Form S-3,

we will, in addition to or instead of effecting the registration of the Exchange Bonds pursuant to the exchange offer registration statement, as the case may be,

(1)	on or prior to 90 days after the earlier of any event in (1) or (2) above, file with the SEC a shelf registration statement covering resales of the Restricted Bonds;
(2)	use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act not later than 180 days after the date of any event in (1) and (2) above;
(3)
use our reasonable best efforts to keep the shelf registration statement effective for two years, or such shorter period of time that will terminate when all of the securities covered by such registration statement have been sold; and
(4)
use our reasonable best efforts to ensure that the shelf registration statement and any amendment to the shelf registration statement and any prospectus included in the shelf registration statement conforms with the requirements of the Securities Act.

        We will, in the event of the filing of a shelf registration statement, provide to each holder of Restricted Bonds that are covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement and notify each holder when the shelf registration statement has become effective. A holder of Restricted Bonds that sells the Restricted Bonds pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus, to deliver information to be used in connection with the shelf registration, and to deliver a prospectus to purchasers, will be subject to the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement that are applicable to the holder, including indemnification obligations.

Defaults; Additional Interest

        If a registration default, which means one of the following events, occurs:

•	the exchange offer registration statement has not been filed with the SEC on or prior to May 23, 2005;
•	the exchange offer registration statement is not declared effective on or prior to September 19, 2005;
•	the exchange offer is not consummated on or prior to the 45th calendar day following effectiveness of the exchange offer registration statement;
•	if required, a shelf registration statement with respect to the Restricted Bonds is not filed with the SEC on or prior to the date specified above;
•	if required, a shelf registration statement with respect to the Restricted Bonds is not declared effective on or prior to the date specified above; or
•
either the exchange offer registration statement or a shelf registration statement has been filed and declared effective but after its effective date ceases to be effective or is unusable for its intended purpose without being succeeded within 20 business days by a post-effective amendment to such registration statement or a successor registration statement that cures such failure and that is itself declared effective by the SEC within 10 business days, then additional interest will accrue on the Restricted Bonds, from and including the date on which any such registration default shall occur to, but excluding, the date on which the registration default has been cured, at the rate of 0.25% per annum during the 90-day period immediately following the occurrence of such registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period until all registration defaults have been cured, but in no event shall such rate exceed 0.50% per annum. Accrual of interest shall cease upon cure of all registration defaults, but the obligation to pay accrued but unpaid interest will remain. We will have no other liabilities for monetary damages with respect to our registration obligations. The receipt of additional interest will be the sole monetary remedy available to a holder if we fail to meet these obligations. Additional interest will cease to accrue on any Bond if the Bond is eligible to be resold pursuant to Rule 144(k) under the Securities Act.

Governing Law

        The registration rights agreement is governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Bonds for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of Exchange Bonds received in exchange for Restricted Bonds that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances. If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

        We will not receive any proceeds from any sale of Exchange Bonds by broker-dealers. Exchange Bonds received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those bonds or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the Exchange Bonds. Any broker-dealer that resells Exchange Bonds received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the Exchange Bonds may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of Exchange Bonds and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. In addition, any such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the Exchange Bonds.

        We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the Exchange Bonds, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act or contribute to payments that they may be required to make upon request thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of the anticipated material United States federal income tax consequences of the exchange offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service ("IRS"), and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under United States federal income tax laws (such as financial institutions, broker dealers, insurance companies, expatriates, tax-exempt organizations, or persons that are, or hold their bonds through, partnerships or other pass-through entities), or to persons who hold the Exchange Bonds as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. This summary deals only with persons who hold the Exchange Bonds as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No opinion of counsel or IRS ruling has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Holders should consult their tax advisors as to the particular United States federal tax consequences to them of the offer, as well as the effects of state, local and non-United States tax laws.

        The exchange of Exchange Bonds for Restricted Bonds pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Rather, the Exchange Bonds received by a holder will be treated as a continuation of the Restricted Bonds in the hands of such holder. Accordingly, the exchanging holder will have the same tax basis, holding period and interest income in respect of the Exchange Bonds as it would have had in respect of the Restricted Bonds surrendered in the exchange offer.

LEGAL MATTERS

        The validity of the Exchange Bonds offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The financial statements and financial statement schedule incorporated in this prospectus by reference to The Potomac Edison Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

        We are subject to the information requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants and other reports that the law requires us to send to our stockholders. The public may read and copy any reports or other information that we file at the SEC’s public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." You may obtain a copy of any of these documents, at no cost, by writing or telephoning us at the following address:

The Potomac Edison Company
800 Cabin Hill Drive
Greensburg, Pennsylvania 15601
Attention: Investor Relations
Phone: (724) 838-6196

        In order to obtain timely delivery, you must request the information no later than _______, 2005, which is five business days before the expiration date of this exchange offer.

INCORPORATION BY REFERENCE

        We are incorporating by reference certain information that we file with the SEC under the informational requirements of the Exchange Act. The information contained in the documents we are incorporating by reference is considered to be part of this prospectus. We are incorporating by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this exchange offer will be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. These documents are or will be available for inspection or copying at the locations identified above under the caption "Available Information."

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

Offer to Exchange
$175,000,000 Aggregate Principal Amount of
5.35% First Mortgage Bonds due 2014
that have been registered under
the Securities Act of 1933
for
Outstanding 5.35% First Mortgage Bonds due 2014

of

THE POTOMAC EDISON COMPANY

Prospectus

Dated ________, 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

        Set forth below is a description of certain provisions of the Articles of Incorporation of Potomac Edison, as amended and as presently in effect (the "Articles"), the Amended and Restated Bylaws of Potomac Edison (the "Bylaws"), the Maryland General Corporation Law (the "MGCL") and the Virginia Stock Corporation Act (the "VSCA"), as such provisions relate to the indemnification of the directors and officers of Potomac Edison. This description is intended only as a summary and is qualified in its entirety by reference to the Articles and Bylaws incorporated herein by reference, the MGCL and the VSCA.

        Under the Articles, the Bylaws, Section 2-418 of the MGCL and Section 13.1-697 of the VSCA, directors and officers are entitled to indemnification by Potomac Edison against liability, which they may incur in their respective capacities as directors and officers under certain circumstances.

        Section 2-418 of the MGCL provides that a Maryland corporation may indemnify any director, officer or employee of the corporation and any person who, while a director, officer or employee of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director, officer or employee in connection with the proceeding, but if the proceeding was one by, or in the right of, the corporation, indemnification may not be made in respect of any proceeding in which the director, officer or employee shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director, officer or employee has met the applicable standard of conduct. On the other hand, the director, officer or employee must be indemnified for expenses if he or she has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar cover for, directors, officers or employees.

         Section 13.1-697 of the VSCA provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (a) he conducted himself in good faith, (b) he believed (1) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation, and (2) in all other cases, that his conduct was at least not opposed to the corporation's best interests, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the required standard of conduct; however, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by such director. Indemnification permitted under Section 13.1-697 in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Section 13.1-701 provides that the determination that indemnification of the director is permissible because he has met the standard of conduct set forth in Section 13.1-697 shall be made (w) by a majority vote of a quorum of the board of directors not at the time parties to the proceeding, (x) if such a quorum cannot be obtained, by a majority vote of a committee duly designated by the board of directors (in which designation directors that are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding, (y) by a special legal counsel selected by the quorum of the board of directors (as provided in (w)) or committee (as provided in (x)), or (z) if a quorum of the board of directors cannot be obtained and a committee cannot be designated as provided in (w) or (x), selected by majority vote of the full board of directors (in which selection directors who are parties may participate), or (z) by vote of the shareholders, excluding shares owned or voted by directors who are at the time parties to the proceeding. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination on reasonableness is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by the quorum of the board or the committee that designated the special counsel.

        Section 13.1-698 of the VSCA provides that unless limited by the articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which such person was a party because such person is or was a director of the corporation against reasonable expenses incurred in connection with such proceeding. Section 13.1-699 provides that a corporation may pay for or reimburse reasonable expenses incurred by a director who is a party to such a proceeding in advance of final disposition of such proceeding if (a) the director furnishes a written statement of his or her good faith belief that the standard of conduct described in Section 13.1-697 has been met; (b) the director furnishes the corporation a written undertaking by or on behalf of the director to repay the advance if it is ultimately determined that such person did not meet the standard of conduct; and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification. Section 13.1-700.1 provides procedures which allow directors to apply to a court for an order directing advances, reimbursement or indemnification.

        Section 13.1-702 provides that unless limited by the articles of incorporation, (a) officers are entitled to mandatory indemnification under Section 13.1-698 and to apply for court ordered indemnification under Section 13.1-700.1 to the same extent as a director, and (b) that a corporation may indemnify and advance expenses to an officer, employee or agent to the same extent as to a director. Section 13.1-704 provides that any corporation shall have the power to make any further indemnity to any director, officer, employee or agent that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of criminal law.

        Section 4.4 of Potomac Edison's Articles provides for indemnification of officers and directors to the maximum extent of Maryland and Virginia law. Article VI of Potomac Edison’s Bylaws provides that Potomac Edison shall indemnify any person who was or is a party or is threatened with being made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including all appeals (other than an action, suit or proceeding by or in the right of Potomac Edison) by reason of the fact that he (a) is or was a director, officer or employee of the Corporation, or (b) is or was serving at the request of Potomac Edison as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Potomac Edison, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Expenses of an indemnified person incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding (including all appeals) or threat thereof, may be paid by Potomac Edison in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors, upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such expenses unless it shall ultimately be determined that he is entitled to be indemnified by Potomac Edison.

        Directors and Officers’ Liability Insurance is carried in an amount of $90 million with a $2.5 million corporate retention.

Item 21.	Exhibits and Financial Statement Schedules.
Exhibit Numbers	Description	Filed or Incorporated by Reference to
3.1	Charter of Potomac Edison Company, as amended	Exhibit 3.1 to the Form 8-K dated April 27, 2000
3.2	By-laws of Potomac Edison, as amended	Exhibit 3 to the Form 10-Q for the period ended September 30, 1995
4.1	Indenture, dated as of October 1, 1944, and certain Supplemental Indentures of Potomac Edison defining rights of security holders*
Exhibit 7(b) to Filing S2-5473
Exhibit 4(d) to the Form S-3 (33-51305)
Exhibit 4(a) to the Form
8-K filed May 12, 1995
Exhibit 4(a) to the Form
8-K filed May 17, 1995
Exhibit 4(a) to the Form
8-K filed November 19, 1997

4.2	Indenture, dated as of May 31, 1995, between The Potomac Edison Company and The Bank of New York, as Trustee	Exhibit 4(a) to the Form 8-K filed June 30, 1995
4.3
103rd Supplemental Indenture, dated as of November 22, 2004, between
The Potomac Edison Company and JPMorgan Chase Bank, N.A. (ultimate successor to Chemical Bank & Trust Company) and Thomas J.Foley, as
trustees, under the Indenture dated as of October 1, 1944 (including the form
	of Exchange Bond)	Exhibit 99.1 to the Form 8-K filed November 24, 2004
4.4
Registration Rights Agreement, made and entered into as of November 22,
2004, by The Potomac Edison Company and Citigroup Global Markets Inc.
and Credit Suisse First Boston LLC, as representatives of the Initial
	Purchasers	Exhibit 99.2 to the Form 8-K filed November 24, 2004
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP	To be filed by amendment
23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)	To be filed by amendment
24	Power of Attorney	See signature page hereof
25	Statement of Eligibility of Trustee	To be filed by amendment
99.1	Forms of Letters to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	To be filed by amendment
99.2	Form of Letters to Clients	To be filed by amendment

* Certain Supplemental Indentures, which do no more than subject property to the lien of the above Indentures, have been omitted as they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the SEC with copies of such Supplemental Indentures upon request.

Item 22.	Undertakings.

    (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

    (4)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) of 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of post- effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greensburg, Commonwealth of Pennsylvania, on April 29, 2005.

THE POTOMAC EDISON COMPANY By /S/ PAUL J. EVANSON —————————————— Name: Paul J. Evanson Title: Chairman and Chief Executive Officer

Each of the undersigned officers and directors of The Potomac Edison Company, a Maryland and Virginia corporation, hereby constitutes and appoints Jeffrey D. Serkes and Hyun Park, and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, any subsequent Registration Statement relating to the same offering which may be filed under Rules 415 or 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) and exhibits thereto, and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/	PAUL J. EVANSON —————————— Paul J. Evanson	Chairman, Chief Executive Officer and Director	April 29, 2005

/S/	JOSEPH H. RICHARDSON —————————— Joseph H. Richardson	President and Director (Principal Executive Officer)	April 29, 2005

/S/	JEFFREY D. SERKES —————————— Jeffrey D. Serkes	Vice President and Director (Principal Financial Officer)	April 29, 2005

/S/	JOHN P. CAMPBELL —————————— John P. Campbell	Director	April 29, 2005

/S/	THOMAS R. GARDNER —————————— Thomas R. Gardner	Controller (Principal Accounting Officer)	April 29, 2005

EXHIBIT INDEX

Exhibit Numbers	Description	Filed or Incorporated by Reference to
3.1	Charter of Potomac Edison Company, as amended	Exhibit 3.1 to the Form 8-K dated April 27, 2000
3.2	By-laws of Potomac Edison, as amended	Exhibit 3 to the Form 10-Q for the period ended September 30, 1995
4.1	Indenture, dated as of October 1, 1944, and certain Supplemental Indentures of Potomac Edison defining rights of security holders*
Exhibit 7(b) to Filing S2-5473
Exhibit 4(d) to the Form S-3 (33-51305)
Exhibit 4(a) to the Form
8-K filed May 12, 1995
Exhibit 4(a) to the Form
8-K filed May 17, 1995
Exhibit 4(a) to the Form
8-K filed November 19, 1997

4.2	Indenture, dated as of May 31, 1995, between The Potomac Edison Company and The Bank of New York, as Trustee	Exhibit 4(a) to the Form 8-K filed June 30, 1995
4.3
103rd Supplemental Indenture, dated as of November 22, 2004, between
The Potomac Edison Company and JPMorgan Chase Bank, N.A. (ultimate successor to Chemical Bank & Trust Company) and Thomas J.Foley, as
trustees, under the Indenture dated as of October 1, 1944 (including the form
	of Exchange Bond)	Exhibit 99.1 to the Form 8-K filed November 24, 2004
4.4
Registration Rights Agreement, made and entered into as of November 22,
2004, by The Potomac Edison Company and Citigroup Global Markets Inc.
and Credit Suisse First Boston LLC, as representatives of the Initial
	Purchasers	Exhibit 99.2 to the Form 8-K filed November 24, 2004
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP	To be filed by amendment
23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)	To be filed by amendment
24	Power of Attorney	See signature page hereof
25	Statement of Eligibility of Trustee	To be filed by amendment
99.1	Forms of Letters to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	To be filed by amendment
99.2	Form of Letters to Clients	To be filed by amendment

* Certain Supplemental Indentures, which do no more than subject property to the lien of the above Indentures, have been omitted as they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the SEC with copies of such Supplemental Indentures upon request.